Exhibit 99.1

April 26, 2007

Federal Home Loan Bank of San Francisco Reports First Quarter Operating Results

San Francisco -- The Federal Home Loan Bank of San Francisco today announced that its first quarter 2007 net income rose $23 million, or 19%, to $142 million from $119 million in the first quarter of 2006. The increase primarily reflected growth in net interest income, as well as differences in fair value adjustments for the respective periods.

Net interest income for the first quarter of 2007 rose $12 million, or 6%, to $205 million from $193 million for the first quarter of 2006. The increase in net interest income was primarily driven by the effect of higher interest rates on higher average capital balances, combined with higher interest-earning assets, partially offset by lower net interest income on the Bank's mortgage portfolio (mortgage loans and mortgage-backed securities).

During the first quarter of 2007, total assets grew $2.0 billion, or 1%, to $246.9 billion from $244.9 billion at December 31, 2006, primarily because Federal funds sold increased by $5.8 billion, or 38%, to $21.2 billion from $15.4 billion; securities purchased under agreements to resell increased by $1.9 billion, or 950%, to $2.1 billion from $0.2 billion; and interest-bearing deposits in banks increased by $0.9 billion, or 10%, to $10.2 billion from $9.3 billion. These increases were to maintain financial leverage until the anticipated repurchase of capital stock at the end of April 2007. In contrast, advances decreased by $6.2 billion, or 3%, to $177.5 billion from $183.7 billion. In total, 116 institutions decreased their advances during the first quarter of 2007, while 71 institutions increased their advances.

Net income also reflects the net effect of fair value adjustments on trading securities, derivatives, and hedged items, after assessments, which resulted in net fair value gains of $10 million in the first quarter of 2007, compared to net fair value losses of $3 million in the first quarter of 2006. Most of the $10 million net fair value gains in the first quarter of 2007 consisted of unrealized fair value adjustments. The $3 million net fair value losses in the first quarter of 2006 consisted of $5 million of net unrealized fair value losses from the reversal of unrealized fair value gains from prior periods, partially offset by $2 million of net gains on the termination of hedges related to consolidated obligations.

Nearly all of the Bank's derivatives and hedged instruments are held to the maturity, call, or put date. For these derivatives and hedged items, net unrealized fair value gains or losses are primarily a matter of timing and will generally reverse over the remaining contractual terms to maturity or by the exercised call or put dates. As of March 31, 2007, the cumulative effect of SFAS 133 was a net unrealized gain of $29 million.

The dividend rate for the first quarter of 2007 is 4.89% (annualized), compared to 5.03% for the first quarter of 2006. In the first quarter of 2007, the Bank retained $14 million, or 10% of its earnings excluding the effects of SFAS 133, to continue building retained earnings to its target amount of $296 million, in accordance with the Bank's amended Retained Earnings and Dividend Policy, and made available for dividends an amount equal to the remaining 90% of earnings excluding the effects of SFAS 133. In the first quarter of 2006, the Bank retained $8 million, which was equal to 6% of its earnings excluding the effects of SFAS 133, and made available for dividends an amount equal to the remaining 94% of earnings excluding the effects of SFAS 133.

In addition to the impact of the change in the amount of earnings retained to build the Bank's retained earnings, the difference between the first quarter dividend rates in 2006 and 2007 reflects a lower net interest spread on the Bank's mortgage portfolio, partially offset by a higher yield on invested capital during the first quarter of 2007 compared to the same period in 2006.

The Bank plans to pay the first quarter dividend in the form of capital stock on April 27, 2007.

Financial Highlights
(Unaudited)
(Dollars in millions)	Mar. 31, 2007	Dec. 31, 2006	Percent Change
Selected Balance Sheet Items at Period End
Total Assets	$246,906	$244,915	1%
Advances	177,455	183,669	(3)
Mortgage Loans	4,505	4,630	(3)
Held-to-Maturity Securities	30,120	30,348	(1)
Interest-Bearing Deposits
in Banks	10,235	9,323	10
Securities Purchased Under
Agreements to Resell	2,100	200	950
Federal Funds Sold	21,246	15,443	38
Consolidated Obligations:
Bonds	202,437	199,300	2
Discount Notes	29,729	30,128	(1)
Capital Stock - Class B -
Putable	10,898	10,616	3
Total Capital	11,053	10,754	3

	Three Months Ended
	Mar. 31, 2007	Mar. 31, 2006	Percent Change
Operating Results
Net Interest Income	$205	$193	6%
Other Income/(Loss)	12	(10)	(220)
Other Expense	24	21	14
Assessments	51	43	19
Net Income	$142	$119	19%

Other Data
Net Interest Margin	0.35%	0.34%	3%
Operating Expenses as a
Percent of Average Assets	0.03	0.03	13
Return on Assets	0.24	0.21	14
Return on Equity	5.40	4.87	11
Annualized Dividend Rate	4.89	5.03	(3)
Dividend Payout Ratio[1]	87.98	100.46	(12)
Capital to Assets Ratio[2]	4.52	4.48	1
Duration Gap (in months)[3]	1	1	-

1     This ratio is calculated as dividends declared per share divided by net income per share. This calculation has been modified for prior periods to exclude mandatorily redeemable capital stock (which is classified as a liability) and the dividends on that stock (which are classified as interest expense).
2     This ratio is based on regulatory capital, which includes mandatorily redeemable capital stock that is classified as a liability.
3     Duration gap is the difference between the estimated durations (market value sensitivity) of assets and liabilities (including the impact of interest rate exchange agreements) and reflects the extent to which estimated maturity and repricing cash flows for assets and liabilities are matched.

Five Quarter Financial Highlights
(Unaudited)
(Dollars in millions)	Mar. 31, 2007	Dec. 31, 2006	Sept. 30, 2006	June 30, 2006	Mar. 31, 2006
Selected Balance Sheet Items at Period End
Total Assets	$246,906	$244,915	$231,719	$233,750	$227,213
Advances	177,455	183,669	174,538	167,356	164,004
Mortgage Loans	4,505	4,630	4,775	4,928	5,079
Held-to-Maturity Securities	30,120	30,348	29,824	30,825	29,963
Interest-Bearing Deposits
in Banks	10,235	9,323	12,568	16,519	9,195
Securities Purchased Under
Agreements to Resell	2,100	200	200	700	1,650
Federal Funds Sold	21,246	15,443	8,600	12,306	16,244
Consolidated Obligations:
Bonds	202,437	199,300	197,711	187,769	198,305
Discount Notes	29,729	30,128	19,653	29,325	14,541
Capital Stock - Class B -
Putable	10,898	10,616	10,301	10,049	10,007
Total Capital	11,053	10,754	10,437	10,181	10,135

Quarterly Operating Results
Net Interest Income	$205	$228	$217	$201	$193
Other Income/(Loss)	12	9	(3)	(6)	(10)
Other Expense	24	25	23	21	21
Assessments	51	57	51	46	43
Net Income	$142	$155	$140	$128	$119

Other Data
Net Interest Margin	0.35%	0.38%	0.38%	0.36%	0.34%
Operating Expenses as a
Percent of Average Assets	0.03	0.04	0.03	0.03	0.03
Return on Assets	0.24	0.26	0.24	0.23	0.21
Return on Equity	5.40	5.88	5.59	5.23	4.87
Annualized Dividend Rate	4.89	5.83	5.54	5.22	5.03
Dividend Payout Ratio1	87.98	96.77	96.72	97.35	100.46
Capital to Assets Ratio2	4.52	4.44	4.55	4.39	4.48
Duration Gap (in months)3	1	1	1	1	1

1     This ratio is calculated as dividends declared per share divided by net income per share. This calculation has been modified for prior periods to exclude mandatorily redeemable capital stock (which is classified as a liability) and the dividends on that stock (which are classified as interest expense).
2     This ratio is based on regulatory capital, which includes mandatorily redeemable capital stock that is classified as a liability.
3     Duration gap is the difference between the estimated durations (market value sensitivity) of assets and liabilities (including the impact of interest rate exchange agreements) and reflects the extent to which estimated maturity and repricing cash flows for assets and liabilities are matched.

Federal Home Loan Bank of San Francisco

The Federal Home Loan Bank of San Francisco delivers low-cost funding and other services that help member financial institutions make home mortgage loans to people of all income levels and provide credit that supports neighborhoods and communities. The Bank also funds community investment programs that help members create affordable housing and promote community economic development. The Bank's members--its shareholders and customers--are commercial banks, credit unions, savings institutions, thrift and loans, and insurance companies headquartered in Arizona, California, and Nevada.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, including statements related to the Bank's dividend rates. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as "anticipated," "will," and "plans," or their negatives or other variations on these terms. The Bank cautions that by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, the effects of SFAS 133 and the Bank's ability to pay dividends out of retained earnings. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

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Contact:
Amy Stewart, (415) 616-2605
stewarta@fhlbsf.com